UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Buffalo Wild Wings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BUFFALO WILD WINGS, INC.
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 6, 2010
___________________

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

Our 2010 Annual Meeting of Shareholders will be held at the SpringHill Suites Minneapolis West/St. Louis Park, 5901 Wayzata Blvd., Minneapolis, Minnesota 55416, at 9:00 a.m. Central Daylight Time on Thursday, May 6, 2010, for the following purposes:

1.	To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at seven.

2.	To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 26, 2010.

3	To consider and vote on a shareholder proposal described in the attached proxy statement, if it is properly presented at the meeting.

4.	To take action on any other business that may properly come before the meeting or any adjournment thereof.

Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy, and our Annual Report on Form 10-K for the year ended December 27, 2009.

Only shareholders of record as shown on our books at the close of business on March 12, 2010 will be entitled to vote at our 2010 Annual Meeting or any adjournment thereof.  Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

You are cordially invited to attend the 2010 Annual Meeting.  Whether or not you plan to attend the 2010 Annual Meeting, please sign, date, and mail the enclosed form of Proxy in the return envelope provided as soon as possible.  The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  The prompt return of proxies will help us avoid the unnecessary expense of further requests for proxies.

Important Notice Regarding the Availability of Proxy Materials
for the Meeting of Shareholders to be Held on May 6, 2010:
The Notice, Proxy Statement, Form of Proxy Card and Annual Report on Form 10-K are available at:
http://proxy.buffalowildwings.com

BY ORDER OF THE BOARD OF DIRECTORS,
Sally J. Smith
Dated:	April 6, 2010	Sally J. Smith
Minneapolis, Minnesota	President and Chief Executive Officer

BUFFALO WILD WINGS, INC.
__________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
May 6, 2010
__________________

The accompanying Proxy is solicited by the Board of Directors for use at the Buffalo Wild Wings, Inc. 2010 Annual Meeting of Shareholders to be held on Thursday, May 6, 2010, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.  Buffalo Wild Wings, Inc. is referred to in this document as “we,” “us,” “our,” and the “company.”

The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us.  Our directors, officers, and regular employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

Any shareholder giving a Proxy may revoke it any time prior to its use at the 2010 Annual Meeting by giving written notice of such revocation to the Secretary or any one of our other officers or by filing a later dated written Proxy with one of our officers.  Personal attendance at the 2010 Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the 2010 Annual Meeting.  Proxies will be voted as directed therein.  Proxies which are signed by shareholders, but which lack specific instruction with respect to any proposal, will be voted in favor of the number and slate of directors proposed by the Board of Directors and listed herein, for the ratification of our independent registered accounting firm, and against the shareholder proposal.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of our outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.  If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter.  An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

The mailing address of the principal executive office of Buffalo Wild Wings is 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416.  We expect that this Proxy Statement, the related Proxy, and Notice of Annual Meeting will first be mailed to shareholders on or about April 6, 2010.

Important Notice Regarding the Availability of Proxy Materials
for the Meeting of Shareholders to be Held on May 6, 2010:
The Notice, Proxy Statement, Form of Proxy Card and Annual Report on Form 10-K are available at:
http://proxy.buffalowildwings.com

OUTSTANDING SHARES AND VOTING RIGHTS

Our Board of Directors has fixed March 12, 2010 as the record date for determining shareholders entitled to vote at the 2010 Annual Meeting.  Persons who were not shareholders on such date will not be allowed to vote at the 2010 Annual Meeting.  At the close of business on the record date, there were 18,149,146 shares of our Common Stock issued and outstanding.  The Common Stock is our only outstanding class of capital stock.  Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2010 Annual Meeting.  Holders of Common Stock are not entitled to cumulative voting rights.  All references to shares and stock prices in this proxy statement have been adjusted as applicable to reflect our 2-for-1 stock split on June 15, 2007.

Under applicable Minnesota law, approval of each proposal presented in this proxy statement other than the election of directors requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.  The election of the nominees to the Board of Directors requires the affirmative vote of the holders of a plurality of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information as of the record date concerning the beneficial ownership of our Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each of our directors, and (iii) all current directors and executive officers as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class (1)
Sally J. Smith(2)	144,463	*
Mary J. Twinem(3)	86,851	*
James M. Schmidt(4)	42,200	*
Judith A. Shoulak(5)	36,286	*
Kathleen M. Benning(6)	50,293	*
Dale M. Applequist	9,513	*
Robert W. MacDonald	3,833	*
Warren E. Mack(7)	46,103	*
J. Oliver Maggard(8)	7,843	*
Michael P. Johnson	9,689	*
James M. Damian	4,174	*
All Current Executive Officers and Directors as a Group (12 Individuals)(9)	450,820	2.5%
_____________________
*Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days.  Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.  Percentages are based on 18,149,146 shares of our Common Stock outstanding as of March 12, 2010.

(2)	Includes 400 shares held by Ms. Smith’s daughter and 30,318 shares which may be purchased by Ms. Smith upon exercise of currently exercisable options.
(3)	Includes 5,758 shares that may be purchased by Ms. Twinem upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.
(4)	Includes 5,506 shares that may be purchased by Mr. Schmidt upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.
(5)	Includes 12,715 shares that may be purchased by Ms. Shoulak upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.
(6)
Includes 121 shares held by Ms. Benning’s son, and 12,534 shares that may be purchased by Ms. Benning upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.

(7)	Includes 4,502 shares that may be purchased by Mr. Mack upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.
(8)	Includes 4,502 shares that may be purchased by Mr. Maggard upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.
(9)
Includes 79,915 shares that may be purchased by current executive officers and directors upon exercise of currently exercisable options or options exercisable within 60 days of March 12, 2010.  See above footnotes for shares held indirectly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the only persons known by us to own more than 5% of our outstanding Common Stock.

Name and Address of 5% Owner	Number of Shares Beneficially Owned	Percent of Class (1)
FMR, LLC(2) 82 Devonshire Street Boston, MA 02109	2,703,802	15.0%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	1,336,246	7.4%

Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403-1906	974,131	5.4%
_____________________
(1)	Based on 18,149,146 shares of our Common Stock outstanding as of March 12, 2010.
(2)
According to a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by FMR, LLC (“FMR”), FMR, through its subsidiaries, beneficially owns the shares and has sole dispositive power over all of the shares and no power to vote the shares.  Fidelity Management & Research Company (“Fidelity Management”), a wholly-owned subsidiary of FMR, beneficially owns all of the shares as an investment adviser to various investment companies (the “Funds”).  One of the Funds, Fidelity Growth Company Fund (“Fidelity Growth”), owns 1,802,300 of the shares, or 9.99% of our outstanding shares.  Edward C.  Johnson 3d and FMR, through its control of Fidelity Management, each has the sole power to dispose of the shares beneficially owned by the Funds.  The Funds’ Boards of Trustees have the sole power to vote or direct the voting of such shares.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc., BlackRock, Inc. has sole voting and dispositive power over all 1,336,246 shares.
(4)
According to a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc., these shares are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (the “Investment Management Subsidiaries”) of Franklin Resources, Inc.  Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients.  Franklin Advisers, Inc. has sole voting and sole dispositive power over 902,930 of the shares; Franklin Templeton Portfolio Advisors, Inc. has sole voting and sole dispositive power over 11,101 of the shares; Franklin Templeton Institutional, LLC has sole dispositive power over 44,600 of the shares and Fiduciary Trust Company International has sole dispositive power over 15,500 of the shares.

CORPORATE GOVERNANCE

Our business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws.  Members of the Board of Directors are informed of our business by discussing matters with management, reviewing materials provided to them, and participating in meetings of the Board of Directors and its committees.  The corporate governance practices that we follow are summarized below.

Independence

The Board has determined that a majority of its members are “independent” as defined by the listing standards of The Nasdaq Stock Market.  The independent directors serving on the Board during fiscal year 2009 were Dale M. Applequist, Robert W. MacDonald, Warren E. Mack, J. Oliver Maggard, Michael P. Johnson, and James M. Damian.  The Board considered the fact that Mr. Mack is an attorney with Fredrikson & Byron, which provides legal services to us.  It was determined that this relationship does not adversely affect Mr. Mack’s independence on our Board.

Code of Ethics & Business Conduct

The Board has approved a Code of Ethics & Business Conduct, which applies to all of our employees, directors, and officers, and also a Code of Ethics (“Executive Code of Ethics”), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller, executive and senior vice presidents, and vice presidents.  The Codes address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading.  The Codes are available free of charge on our website at www.buffalowildwings.com and are available in print to any shareholder who sends a request for a paper copy to Buffalo Wild Wings, Inc., Attn. Investor Relations, 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416.  We intend to include on our website any amendment to, or waiver from, a provision of our Executive Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Meeting Attendance

Board and Committee Meetings.  During fiscal 2009, the Board held four (4) meetings.  Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

Annual Meeting of Shareholders.  Our policy is that all directors are expected to attend our annual meetings of shareholders.  If a director is unable to attend an annual meeting, the director must send a written notice to our Secretary at least one week prior to the meeting.  All of the directors serving on our Board at the time attended our 2009 annual meeting of shareholders.

Executive Sessions of the Board

An executive session of independent directors is generally held at the time of each regular Board meeting.

Board Leadership Structure and Role in Risk Oversight

Our principles of corporate governance give the Board the authority to choose whether the roles of Chairman of the Board and Chief Executive Officer are held by one person or two people.  The principles also give the Board the authority to change this policy if it deems it best for the company at any time.  Currently, two separate people serve in the positions of Chief Executive Officer and Chairman of the Board of our company.  We believe that our current leadership structure is optimal for our company at this time.

Our Chief Executive Officer and Chairman have an excellent relationship that has given the Chief Executive Officer the freedom to successfully manage the company under the strong and insightful guidance of the Board.  Our Board has six independent members and one non-independent member, which is our Chief Executive Officer.  We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive chairman, benefits our company and our shareholders.  All our independent directors have demonstrated leadership in other organizations and are familiar with Board processes.

While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Governance Committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board.  We believe that employing a committee specifically focused on our company’s risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate.  We employ a risk manager that oversees day-to-day company risks as well as long-term and strategic risk management. The Governance Committee meets with the risk manager at every meeting to hear a report on risk assessment, and the risk manager is given the opportunity for an executive session with the Governance Committee.  The Governance Committee discusses the company’s risk profile, and the Governance Committee reports to the full Board on the most significant risk issues.

While the Board and the Governance Committee oversee the company’s risk management team, company management is ultimately responsible for day-to-day risk management activities.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Committees of the Board

Our Board of Directors has established the following committees: Audit Committee, Compensation Committee, Governance Committee, Executive Committee, and Compliance Committee.

Audit Committee. The current members of the Audit Committee, all of whom satisfy the definition of “independent” for audit committee members as set forth in applicable Nasdaq listing standards, are J. Oliver Maggard, Chair, Robert W. MacDonald, and James M. Damian, with Mr. Damian replacing Michael P. Johnson in May 2009.  The Audit Committee reviews, in consultation with our independent registered public accounting firm, our financial statements, accounting and other policies, accounting systems, internal audit reports, and the adequacy of internal controls for compliance with corporate policies and directives.  The Audit Committee is responsible for the engagement of our independent registered public accounting firm and reviews other matters relating to our relationship with our independent registered public accounting firm.  The Audit Committee also oversees the administration of our related party transactions policy, which is described in “Certain Relationships and Related Transactions” on page 26.  The Board has determined that J. Oliver Maggard is the “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.  We acknowledge that the designation of Mr. Maggard as the audit committee financial expert does not impose on Mr. Maggard any duties, obligations, or liability greater than the duties, obligations, and liability imposed on Mr. Maggard as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.  The “Report of Audit Committee” is included on page 27.  The Audit Committee held ten (10) meetings during fiscal 2009.

Compensation Committee. The current members of the Compensation Committee are Michael P. Johnson, Chair, Dale M. Applequist, J. Oliver Maggard, and James M. Damian.  All members of the Compensation Committee are independent directors.  The Compensation Committee develops and administers compensation policies and plans and is responsible for producing the “Compensation Committee Report,” which is on page 19 of this Proxy Statement.  The Compensation Committee designs and oversees our compensation programs for our Chief Executive Officer, Executive Vice Presidents, which includes our Chief Financial Officer and General Counsel, and Senior Vice Presidents, which includes all other executive officers. Our independent directors are responsible for final approval of the Compensation Committee’s determination of the Chief Executive Officer’s compensation. The Compensation Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our equity and non-equity plans.  As part of its annual performance review of the Chief Executive Officer, which is conducted in connection with determining the Chief Executive Officer’s base salary, the Compensation Committee may interview other executive officers. In determining base salaries for other executive officers, the Compensation Committee takes into account salary recommendations from the Chief Executive Officer, among other factors. In setting 2009 compensation, the Compensation Committee retained Don Delves at The Delves Group as its compensation consultant.  Mr. Delves is retained by and reports directly to the Compensation Committee.  The Compensation Committee consults with Mr. Delves regarding the company’s compensation plans, policies, and annual programs, with Mr. Delves attending most of the Committee’s meetings. Mr. Delves has primarily assisted the Compensation Committee with review of equity compensation trends.  The Compensation Committee held five (5) meetings during fiscal 2009.

Governance Committee.  The current members of the Governance Committee are Robert W. MacDonald, Chair, Dale M. Applequist, and Michael P. Johnson, with Mr. Johnson replacing James M. Damian in May 2009.  All members of the Governance Committee are independent directors.  The Committee, acting as a nominating committee, screens and recommends to the Board of Directors candidates for nomination.  The Committee also recommends to the Board the members of various committees and addresses corporate governance matters. The policies of the Governance Committee are described more fully in the “Governance Committee Report” on page 7.  The Governance Committee held four (4) meetings during fiscal 2009.

Executive Committee. The members of the Executive Committee are Warren E. Mack, Chair, Sally J. Smith, J. Oliver Maggard, and James M. Damian.  During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board in the management of our business, properties and affairs, including any authority to take action provided in our Bylaws to be taken by the Board, subject to applicable laws.  The Executive Committee, however, is not authorized to fill vacancies of the Board or its committees, declare any dividend or distribution or take any action which, pursuant to the Bylaws, is required to be taken by a vote of a specified portion of the whole Board.  The Executive Committee held one (1) meeting during fiscal 2009.

Compliance Committee. On December 4, 2008, to comply with Nevada gaming laws, the Board formed a Compliance Committee, which is empowered to exercise its best efforts to identify and evaluate situations arising in the course of our business that may adversely affect the objectives of gaming control.  The Compliance Committee must have at least three members and must include a director of the company and at least one person who is familiar with gaming regulatory laws and procedures and is independent of the company.  The three members of the Compliance Committee are Warren E. Mack, our Executive Vice President/General Counsel and Secretary, and an outside independent member.  Our Compliance Committee reports to our Board and advises our Board if any activities are inappropriate, after investigation. It may use any of our resources and use whatever means it deems appropriate in conducting any such investigation.  The Compliance Committee held four (4) meetings during fiscal 2009.

Communications with the Board

Shareholders may communicate directly with the Board of Directors.  All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors.  If no specific director is named, the communication will be forwarded to the entire Board.  The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures.  Shareholder communications to the Board should be sent to:

James M. Schmidt, Executive VP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN  55416

Compensation to Non-Employee Directors

Cash Compensation.  In addition to being reimbursed for out-of-pocket expenses incurred while attending Board or committee meetings, the non-employee directors received the following annual cash compensation in 2009, which fees remain the same for 2010.  The fees are paid quarterly.

$20,000	Board (non-chair) members
$40,000	Board chair
$8,000	Non-chair members of Audit, Compensation, Governance and Compliance Committees
$4,000	Non-chair members of Executive Committee
$16,000	Chairs of Audit and Compensation Committees
$10,000	Chair of Governance Committee
$5,000	Chair of Executive Committee

Equity Compensation.  The non-employee directors are entitled to an annual grant of fully-vested restricted stock units for the number of shares equal to $60,000 divided by the stock price on the date of grant.  In 2009, each of our outside directors received  a grant of 1,740 shares, which shares were issued to the directors on May 21, 2009.  In 2010, the annual grants will be made immediately following the election of directors at the annual shareholders meeting.  Upon the initial election of a non-employee director on a subsequent date, such director would be entitled to receive the foregoing grant on a pro rata basis.

Deferred Compensation.  Our Deferred Compensation Plan permits the directors to defer up to 100% of compensation, including fees and restricted stock grants.  Currently, no director has elected to defer any portion of compensation.

Director Compensation Table. The table below summarizes the compensation paid by us to our non-employee directors during fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Dale M. Applequist	$34,000	$59,995	$93,995
Robert W. MacDonald	$38,000	$59,995	$97,995
Warren E. Mack	$33,000	$59,995	$92,995
J. Oliver Maggard	$48,000	$59,995	$107,995
Michael P. Johnson	$44,000	$59,995	$103,995
James M. Damian	$62,000	$59,995	$121,995
__________________
(1)      The amounts consist of the cash fees paid to the non-employee directors as described in “Cash Compensation” above.
(2)      The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of restricted stock unit awards made under our 2003 Equity Incentive Plan.  Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Securities and Exchange Commission.
(3)      As of December 27, 2009, the following outstanding equity awards were held by current and former non-employee directors.

Name	Stock Options (Fully Vested)

Dale M. Applequist	0
Robert W. MacDonald	0
Warren E. Mack	4,502
J. Oliver Maggard	4,502
Michael P. Johnson	0
James M. Damian	0

GOVERNANCE COMMITTEE REPORT

The Governance Committee is comprised of independent directors.  In accordance with its written charter, as well as the principles of corporate governance adopted by the Board of Directors, the Governance Committee assists the Board of Directors with fulfilling its responsibilities regarding any matters relating to corporate governance, including selection of candidates for our Board of Directors.  Its duties include oversight of the principles of corporate governance by which Buffalo Wild Wings and the Board are governed, the codes of ethical conduct and legal compliance by which Buffalo Wild Wings and its directors, executive officers, employees, and agents are governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of Board members; and policies for succession planning for the Chief Executive Officer, Board chairperson, and other Board leaders.  In addition, the Committee is responsible for annually reviewing the composition of the Board, focusing on the governance and business needs and requirements of Buffalo Wild Wings; screening of Board member candidates and recommending nominees to the Board; evaluating the performance of Board members; and recommending the reelection of Board members who are performing effectively and who continue to provide a competency needed on the Board.  Our principles of corporate governance provide that there should be at least seven directors on the Board, with a majority being independent.

           The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms, and other sources.  In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high standards of personal ethics and mature judgment, being able to work collegially with others, and being willing to devote the necessary time and energy to fulfilling the Board’s responsibility of oversight of us.  Independent directors are encouraged to limit the number of other boards of for-profit companies on which they serve, and management personnel are not permitted to serve on more than one other board of a for-profit company.  In addition, factors such as the following may be considered:

•	appropriate size and diversity of the Board;
•	needs of the Board with respect to particular talent and experience;
•	business and professional experience of nominee;
•	familiarity with domestic and international business affairs;
•	legal and regulatory requirements;
•	appreciation of the relationship of our business to the changing needs of society; and
•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

With respect to the first bullet-point above, the Governance Committee may consider a number of features in its evaluation of the Board’s diversity, including geography, age, gender, ethnicity, and business experience.  As indicated above, diversity is just one factor in the total mix of information the Board may consider when evaluating director candidates.

Shareholders who wish to recommend one or more persons as a director candidate must provide a written recommendation to our Secretary.  Notice of a recommendation must include the shareholder’s name, address, and the number of Buffalo Wild Wings shares owned, along with information with respect to the person being recommended, i.e. name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of each employer’s business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and other board memberships, if any.  The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.  We may require a nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to our Secretary at the address below.  For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting, the shareholder’s name, address, and number of shares owned, and any material interest that the shareholder may have in the proposal.  The Secretary will forward the proposals and recommendations to the Governance Committee.  See “Shareholder Proposals” on page 29.

James M. Schmidt, Executive VP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN  55416

 A copy of the current Governance Committee Charter can be found on Buffalo Wild Wings’ website at www.buffalowildwings.com.

Members of the Governance Committee
Robert W. MacDonald, Chair
Dale M. Applequist
Michael P. Johnson

ELECTION OF DIRECTORS
(Proposal #1)

Our Bylaws provide that the number of directors shall be the number set by the shareholders.  The Bylaws require that we have at least one director.  In accordance with our principles of corporate governance, which requires at least seven directors, and the recommendations of the Governance Committee, the Board set the number of directors at seven (7) and selected the persons listed below as nominees to be elected at the Annual Meeting.  Unless otherwise instructed, the Proxies will be voted to elect the seven nominees listed below, thereby setting the number of members of the Board at seven.

If elected, the individuals listed below shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  All of the nominees are members of the current Board of Directors.  If, prior to the 2010 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unwilling or unable to serve as a director after the 2010 Annual Meeting by reason of resignation, death, incapacity, or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as may be selected by the Board of Directors.  Alternatively, the Proxies may, at the Board’s discretion, be voted for such fewer number of nominees that may result from such resignation, death, incapacity, or other unexpected occurrence.  The Board of Directors has no reason to believe that any of the following nominees will withdraw or be unable to serve.

Name	Age	Position with Buffalo Wild Wings	Director Since
Sally J. Smith(4)	52	President, Chief Executive Officer and Director	1996
Dale M. Applequist(2)(3)	62	Director	1997
Robert W. MacDonald(1)(2)	67	Director	2003
Warren E. Mack(4)(5)	65	Director	1994
J. Oliver Maggard(1)(3)(4)	55	Director	1999
Michael P. Johnson (2)(3)	62	Director	2006
James M. Damian(1)(3)(4)	59	Chairman of the Board	2006
__________________
(1)           Member of Audit Committee; Mr. Damian replaced Mr. Johnson in May 2009.
(2)           Member of Governance Committee; Mr. Johnson replaced Mr. Damian in May 2009.
(3)           Member of Compensation Committee
(4)           Member of Executive Committee
(5)           Member of Compliance Committee

Business Experience of the Director Nominees

Sally J. Smith has served as our Chief Executive Officer and President since July 1996.  She served as our Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA. Ms. Smith serves on the boards of the National Restaurant Association and Alerus Financial Corporation.

Dale M. Applequist served as President and Chief Executive Officer of Cash Plus, Inc., an advertising agency that he co-founded, from 1978 to 1998.  He also was a partner and director of Campbell-Mithun Advertising, LLC from 1990 to 1998.

Robert W. MacDonald has been a principal of CTW Consulting, LLC, a business consulting firm, since March 2002.  Mr. MacDonald served as the Chief Executive Officer and Chairman of Allianz Life Insurance Company of North America from October 1999 to March 2002 and continued to serve as a director through December 2006.  From 1987 to 1999, Mr. MacDonald served as Chairman and Chief Executive Officer of LifeUSA Holding, Inc., an insurance holding company.

Warren E. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since 1969, serving as its Chairman from 1999 to 2004, its President from 1985 to 1997 and as a director from 1978 to 2004. Fredrikson & Byron, P.A. provides legal services to us.  Mr. Mack served as our Interim Chairman from August 2007 to February 2008.  Mr. Mack also serves on the boards of several charitable organizations.

J. Oliver Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking firm, since October 2002. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated, and E.F. Hutton & Co.  Mr. Maggard also serves as a director of Phoenix Aromas & Essential Oils, LLC.

Michael P. Johnson has served as President and CEO of J & A Group, LLC, a small business and management consulting company, since June 2008.  In March 2008, Mr. Johnson retired as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly-held natural gas producer, processor, and transporter, having joined The Williams Companies in 1998.  From 1991 to 1998, Mr. Johnson served in various officer-level positions for Amoco Corporation, most recently as Vice President of Human Resources.  Mr. Johnson serves on the Board of Directors of QuikTrip Corporation, CenterPoint Energy, Inc. and Patriot Coal Corp.  Mr. Johnson also serves on the boards of several charitable organizations and foundations.

James M. Damian currently serves as Senior Vice President of Best Buy’s Enterprise Design Group.  Mr. Damian joined Best Buy in 1998, prior to which he held various positions with Howard Sant Partnerships, a London architectural firm; Harvey Nichols, a London-based luxury retailer; B. Altman & Co.; R. H. Macy & Co.; and Hindsgaul Mannequins Worldwide of Copenhagen, New York and Paris.  Mr. Damian was appointed to serve as the Chairman of our Board in February 2008.  He also serves on the boards of several charitable organizations.

Director Qualifications

Each nominee brings unique experience and skills to the Board.  The Board believes the nominees as a group have the combined experience in areas such as general business management, corporate governance, the restaurant and retail industries, finance and risk management that are necessary to effectively and successfully oversee our company.  The following is information as to why each nominee should serve as a director of our company:

Ms. Smith has been our Chief Executive Officer and President since 1996 and has led our company through significant growth and success.  Her financial background gives her focus on the details of restaurant economics and her involvement in the National Restaurant Association exposes her to the current issues in the restaurant industry.  She was elected to be Vice Chairperson of the National Restaurant Association, which demonstrates that she is respected as an industry leader.

Mr. Applequist comes to our company with experience as both an entrepreneur and as a Chief Executive Officer.  He has marketing experience in many industries, including retail, restaurants and hospitality.  He is a resource for our research and marketing departments and has vast institutional knowledge from his years acting as a Director with our company.

Mr. MacDonald brings to the company the unique combination of serving at the highest levels of large corporate structures as well as being an entrepreneur, starting an insurance company and building it to be competitive nationally.  He also has experience building and changing the culture of organizations, which he developed during some significant mergers during his career.  The Board feels that these perspectives are particularly important for a growing company that is looking to become a global brand.

Mr. Mack is a long-time member of our Board who brings vast institutional knowledge to the current Board.  He has board experience in academia, businesses and law firms, which gives him extensive corporate governance knowledge.  He has been both a Chief Executive Officer and Chairman of the Board, which gives him insight into the relationship between those two roles.

Mr. Maggard has significant financial experience and brings strong leadership to the Board and the Audit Committee.  He understands the intricacies of restaurant-level financials as well as how they have an impact on the financials of the overall company.

Mr. Johnson brings to our Board significant experience in corporate strategy development, human resources and organizational development.  He has senior management experience in leading global organizations through all business cycles and large-scale organizational change, which has made him an important resource to our company in the area of strategy development and aligning the organization and people to successfully implement the strategy.  Mr. Johnson chairs our Compensation Committee and is an advocate for utilizing best practices in the area of corporate governance.

Mr. Damian is Senior Vice President, Enterprise Design Group, at Best Buy, where he is responsible for reinventing the experience of shopping in mass specialty retail.  He uses this experience to bring to our company the relentless pursuit of new concepts that go against the grain and challenge the status quo.  He also has expertise in concept development and guest experience and how these transfer to an international model that fits in other cultures.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Buffalo Wild Wings is focused on profitable growth that builds shareholder value.  To accomplish this goal, we need to attract, motivate, retain, and fairly reward executive talent with a total compensation plan, a significant portion of which is paid based on performance.  We do this with an overall compensation program composed of three main elements:  (1) base salaries; (2) cash incentive compensation; and (3) equity incentive compensation in the form of awards of performance-based restricted stock units and time-vested stock options.  The basic philosophy of this three-part compensation program is that the named executives will earn more than their base salaries if performance goals are met and be rewarded for increases in long-term sustained growth in company value.

Base salaries are set roughly in the middle of the market range for each position after review of peer group information and other information provided by a compensation consultant as discussed below under the heading “Guiding Principles for Executive Compensation.”  The annual cash incentive provides an opportunity to earn additional cash at a meaningful level based primarily on achieving annual performance goals for the company.  Equity incentive compensation is paid in the form of restricted stock unit awards, which vest upon the company achieving net income goals within a range over a three-year period, as well as stock options, which vest equally over four years.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors.  The Committee is composed of four independent directors, each of whom satisfies the definition of “independence” as set forth in the Nasdaq listing standards and the Compensation Committee Charter, which is available on our website at www.buffalowildwings.com.  Our Compensation Committee designs and oversees our compensation programs for the following group of officers, which includes the named executive officers:  Chief Executive Officer; Executive Vice Presidents, which includes our Chief Financial Officer and General Counsel; and Senior Vice Presidents, which includes all other executive officers.  The company’s independent directors are responsible for final approval of the Compensation Committee’s determination of the Chief Executive Officer’s compensation. The Compensation Committee has the responsibility and authority to determine the compensation of the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to engage independent counsel or other advisors to assist the Committee in determining compensation for the executives.  During 2009, the Compensation Committee retained Don Delves of The Delves Group as its compensation consultant.  Mr. Delves is retained by and reports directly to the Compensation Committee and consults with the Committee regarding our compensation plans, policies, and annual programs.  Mr. Delves attends the Committee’s meetings.  Mr. Delves does not provide consulting services to the company.

Guiding Principles for Executive Compensation

The following principles influence and guide our compensation practices for our executive officers:

1.	We are a pay-for-performance company.

Both the annual cash incentive program and the equity incentive program are directly linked to performance.  Most of the cash incentive program is linked to the achievement of annual company performance targets.  A smaller portion for each executive is based on achievement of personal objectives.  The equity incentive program provides for the award of restricted stock units that vest upon achievement of annual company net income goals that are established by the Board of Directors and time-vested stock option grants.

2.	Incentive compensation should reinforce our company’s business objectives and be balanced between short-term and long-term performance.

Our annual cash incentive program is directly tied to achieving profitable growth.  Our 2007 restricted stock unit program required three years of meeting our annual net income performance targets to achieve full vesting of the units.  Under our 2008 restricted stock program, the units vest based on achieving cumulative net income goals during a three-year period.  Under the 2009 restricted stock program, the units vest after three years based on a cumulative net income growth goal.  Stock options vest ratably over a four-year employment period and have value only to the extent that our stock price appreciates.

3.	Incentive compensation should align interests of executives with those of shareholders.

We intend that our cash and equity incentive programs be aligned with the shareholders’ interests by rewarding executive officers for achieving profitable growth and increasing shareholder value.  The equity incentive program is further aligned with shareholders’ interests because it puts shares in the hands of our executive officers.

4.	Total compensation of executives should be market competitive to attract and retain talent.

To attract the type of talent needed to achieve and maintain a leadership position in our sector of the chain restaurant industry, we believe that our base salaries should be at or above the median for similar companies in our industry and contain a robust incentive component to assure that executives are well compensated for superior performance.  When evaluating 2009 compensation, the Compensation Committee recommended 2009 base salaries that were roughly near the median of base salaries paid by peers.  The Compensation Committee periodically reviews and updates the peer group used in determining compensation.  For 2009, the Committee selected, in consultation with Mr. Delves, a peer group of restaurant companies based on size, revenues, growth rate, or sector of the restaurant industry, seeking a balance between similarity to our company and diversity among those selected.  The peer group used in evaluating and setting 2009 executive compensation consisted of the following:  Benihana Inc., BJ’s Restaurants Inc., California Pizza Kitchen Inc., CEC Entertainment, Inc., Chipotle Mexican Grill Inc., Famous Dave’s of America Inc., McCormick & Schmick’s Inc., O’Charley’s, Inc., Panera Bread Co., PF Chang’s China Bistro Inc., Red Robin Gourmet Burgers Inc., Ruby Tuesday, Inc., Ruth’s Chris Steak House Inc., Sonic Corp., and Texas Roadhouse Inc.

5.	Total compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for more senior positions.

We believe that total compensation should generally increase with position and responsibility and should be structured to avoid disparities among employees with similar duties.  As position and responsibility increase, a greater percentage of total compensation should be tied to our performance.

6.	Tally sheets are a good tool for reviewing and setting compensation.

In 2009, our Compensation Committee continued its past practice of reviewing compensation in tally-sheet format.  These sheets reflect all forms of compensation paid, including perquisites, calculations of past accumulation of equity compensation and accrued benefits under severance arrangements.  Tally sheets allow the Compensation Committee to evaluate the relationship of performance-based incentive compensation to base salary and total compensation. Going forward, we expect that the Compensation Committee will continue to use tally sheets to evaluate the relationship of the total compensation paid by the company to that paid by its peers.

7.	Compensation decisions should primarily be driven by the principle of rewarding performance rather than tangential considerations, such as tax benefits or accounting policies.

The cash incentive and equity incentive plans, as well as the annual programs adopted thereunder, are designed to comply with the deductibility requirements of Section 162(m) of the Internal Revenue Code; however, we establish total compensation programs that we believe are most appropriate in light of compensation principles (as identified above), regardless of the accounting or tax policies.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines for executive officers, we believe that the executives should have an appropriate equity interest in order to align management’s interests with those of our shareholders.  We encourage executive officers to own stock by providing opportunities for stock ownership through stock options, performance-based restricted stock units, and an Employee Stock Purchase Plan.  Each of our executive officers holds an appropriate amount of stock considering the length of their employment.

Separation and Change in Control Arrangements

The named executive officers, in accordance with the terms of their respective employment agreements and award agreements under equity compensation plans, are eligible for benefits and payments upon certain terminations of employment as described under “Potential Payments Upon Termination or Change in Control” on page 24.

Separation Benefits.  Severance payments for named executive officers have been and continue to be triggered upon (i) the company’s failure to renew an employment agreement, (ii) the executive’s resignation with good reason, or (iii) the company’s termination of executive’s employment without cause.  The Employment Agreements provide for severance payments of base salary and medical benefits for 12 months if the executive has been employed by the company for less than five years and 18 months if the executive has been employed by the company for 5 years or more.  Regardless of the length of the executive’s length of service, the severance arrangements in the Employment Agreements also include payment of a pro-rated annual cash incentive for the year of termination based on actual performance against established goals.  We believe that the severance arrangements are appropriate, given the service provided, the additional time that may be required for higher-level employees to secure other employment, and the benefit to the company of obtaining twelve-month non-compete and non-solicitation commitments and a general release from each executive.

Change in Control Separation.  If a named executive officer’s employment is terminated within one year after a change in control for any of the reasons set forth above in “Separation Benefits,” then, in addition to the severance payments described in the previous paragraph, the exercisability of all of the executive’s outstanding stock options will be accelerated and any outstanding restricted stock units scheduled to vest at the end of the year in which the termination occurs will immediately vest.  Change of Control shall mean any change in effective control or ownership of the Company that constitutes a Change in Control as such term is defined under the Buffalo Wild Wings, Inc. 2003 Equity Incentive Program, as in effect from time to time and constitutes a change in ownership or effective control, or in a change in the ownership of a substantial portion of the assets, of the Company under Internal Revenue Code Section 409A.  The Committee believes the use of a “double trigger” arrangement, requiring both a change in control and a termination of employment before accelerating vesting and exercisability, appropriately addresses several goals.  It reflects the value to the company of avoiding the distraction and loss of key executives that may occur in connection with any potential or actual change in control, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction.  At the same time, the arrangement is believed to be more attractive to acquiring companies, who may place significant value on retaining members of the company’s executive team.  Consistent with market practices, no tax gross-ups are provided.

Material Elements of the Executive Compensation Program

The material elements of our 2009 executive compensation program are:

•	Base salary
•	Annual cash incentive compensation
•	Equity incentive compensation in the form of restricted stock units and stock options
•	Other benefits

The allocation of the compensation components for 2009 was approximately 31% base salary, 32% cash incentive compensation, and 37% equity incentive compensation for the Chief Executive Officer, approximately 34% base salary, 32% cash incentive compensation, and 34% equity incentive compensation for Executive Vice Presidents and approximately 41% base salary, 27% cash incentive compensation, and 32% equity incentive compensation for the Senior Vice Presidents.

Base Salary.  Base salary is the foundation of the compensation program in that most other major components of compensation are based on a relationship to base salary.  Base salaries, as well as other compensation, are determined by the Compensation Committee using as its starting point competitive market information.  In accordance with current and prior employment agreements, base salaries are reviewed annually, with the review occurring during the fourth quarter with new salaries going into effect at the beginning of the second quarter of the next year.  The Compensation Committee requested that Mr. Delves gather data for similar positions in the companies in the peer group, which information was reviewed in preparation for setting base salaries. The base salary for the Chief Executive Officer is determined by the Compensation Committee in executive session, with final approval by the independent directors, taking into consideration the results of a performance review, competitive market data, and the current level of total compensation, as well as written feedback from other executive officers. With respect to the other executive officers, the Compensation Committee makes final compensation decisions for each person, taking into account the salary recommendations from the Chief Executive Officer, current level of total compensation, market median, individual contributions, changes in position or responsibility, and internal pay equity considerations.

The table below shows base compensation levels for the 2009 named executive officers for 2010, 2009 and 2008

Base Salaries
	2010	2009	2008
Sally Smith	$560,000	$560,000	$535,000
Mary Twinem	$360,000	$350,000	$335,000
James Schmidt	$320,000	$295,000	$270,000
Judy Shoulak	$320,000	$295,000	$270,000
Kathy Benning	$260,000	$252,000	$243,000

Annual Cash Incentive Compensation.  For 2009, we established an annual cash incentive program for our Chief Executive Officer, Executive Vice Presidents, and Senior Vice Presidents, the terms of which were similar to the cash incentive program for 2008.  The criteria for earning incentive compensation under this program were the same for all executive officers, except that the Chief Executive Officer had an opportunity to earn a larger percentage of base salary than the Executive Vice Presidents and Senior Vice Presidents, and Executive Vice Presidents had an opportunity to earn a larger percentage of base salary than the Senior Vice Presidents. The reason for this larger opportunity is that the Compensation Committee believes that, as position and responsibility increase, a greater percentage of total compensation should be tied to company performance.  The Compensation Committee selected and weighted the specific elements of this program based on its judgment that these were key factors in creating shareholder value.

The program rewards executives for overall company performance in the following categories:  revenue, including positive same-store sales overall for the year and for each fiscal quarter; net income; and net increase in company-owned and franchised locations.

The program also allows the opportunity to earn cash incentives for achieving personal objectives.  The Committee reviews personal objectives for each executive when determining their personal cash incentive.  The personal objectives for Sally Smith, our Chief Executive Officer, are agreed on at the beginning of each year between Ms. Smith and the Compensation Committee when the Committee reviews her performance for the previous year.  The personal objectives for the remaining executive officers are agreed upon by the Chief Executive Officer and the respective executive officers.  The actual amount of cash incentive payable upon achievement of personal objectives is determined in the discretion of the Compensation Committee. A description of the annual cash incentive program is set forth below in more detail.

The 2009 annual cash incentive program had the following key objective performance criteria:

•
Revenue:  The revenue performance goal included a revenue target as well as positive same-store sales targets for both company-owned and franchised restaurants for the year and each fiscal quarter.  If actual revenue were less than 94% of the planned targets, no cash incentive would be earned.  As the actual revenue increased above 94% of planned targets and same-store sales were positive, the percentage of base salary that may be earned as a cash incentive increased.  Achieving revenue at 95% of planned targets and achieving positive same-store sales overall for the year and for each of the four quarters of the year would entitle the participants to a cash incentive equal to a percentage of base salary, 9.5% for the Chief Executive Officer, 8.4%for the Executive Vice Presidents and 6.0% for the Senior Vice Presidents.  Achieving revenue at planned targets and positive same-store sales overall for the year and for each quarter, the cash incentive as a percentage of base salary would be 28.4% for the Chief Executive Officer, 25.0% for Executive Vice Presidents and 18.0% for the Senior Vice Presidents.  Based on achieving revenue at 110% or more of the planned targets and positive same-store sales, the maximum cash incentive payable as a percentage of base salary is 56.8% for the Chief Executive Officer, 50.0% for the Executive Vice Presidents and 36.0% for the Senior Vice Presidents.  In 2009, the Company’s revenue was $538,924.000, which was 100.9% of the target.  Same-store sales were positive for each quarter and overall for the year.  Based upon this performance, the Chief Executive Officer earned 34.5% of base salary, the Executive Vice Presidents earned 30.4% of base salary and the Senior Vice Presidents earned 21.9% of base salary.

•
Net Income:  If actual net income were less than 90% of the planned target, no cash incentive would be earned.  As actual net income increased above 90% of the planned target, the percentage of base salary earned as a cash incentive increased.  If actual net income were at 95% of planned target, the participants would be entitled to a cash incentive equal to a percentage of base salary, 11.4% for the Chief Executive Officer, 10% for the Executive Vice Presidents and 7.2% for the Senior Vice Presidents.  Achieving net income at the planned target, the cash incentive would be 22.6% of base salary for the Chief Executive Officer 20% for the Executive Vice Presidents and 14.4% of base salary for the Senior Vice Presidents.  Based on achieving net income at 120% or more of the planned target, the maximum cash incentive payable as a percentage of base salary would be 45.2% for the Chief Executive Officer, 40.0% for the Executive Vice Presidents and 27.2% for the Senior Vice Presidents.  In 2009, the Company’s adjusted net income was $31,814,198 which was 109.0% of the target.  Based upon this performance, the Chief Executive Officer earned 32.8% of base salary, the Executive Vice Presidents earned 29.0% of base salary and the Senior Vice Presidents earned 20.9% of base salary.

•
Net Increase in Company-Owned and Franchised Locations:  For the Chief Executive Officer, the cash incentive payable ranged from 3.4% to 20.6% of base salary based on the actual net increase in company-owned and franchised locations with 11.4% of base salary payable for achieving the planned target; for the Executive Vice Presidents, the cash incentive payable ranged from 3% to 18% of base salary based on the actual net increase in company-owned and franchised locations, with 10% of base salary payable for achieving the planned target; or the Senior Vice Presidents, the cash incentive payable ranged from 2.2% to 13% of base salary based on the actual net increase in company-owned and franchised locations, with 7.2% of base salary payable for achieving the planned target.  In 2009, the Company increased the number of company-owned restaurants to 232 units, which was the target, and increased the number of franchised restaurants to 420 units, was 9 units above the target.  Based upon this performance, the Chief Executive Officer earned 16.0% of base salary, the Executive Vice Presidents earned 14.0% of base salary and the Senior Vice Presidents earned 10.1% of base salary.

In addition to the objective company performance goals identified above, the participants had the opportunity to earn, based on their individual performance against personal objectives, a cash incentive of up to 22.6% of base salary for the Chief Executive Officer, 20% for the Executive Vice Presidents and 15% for the Senior Vice Presidents.  In 2009, achievement of personal objectives was as follows:

Executive Officer	2009 Personal Objective Achievement (% of Base Salary)
Sally Smith	22.5%
Mary Twinem	18.0%
James Schmidt	19.8%
Judy Shoulak	14.8%
Kathy Benning	13.0%

This incorporates a significant individual performance component, as well as significant Compensation Committee discretion, into our annual cash incentive program.

The personal objectives for each executive officer are reviewed each fiscal year by the Compensation Committee, based on recommendations from and consultation with the Chief Executive Officer.  The personal objectives for each executive officer are typically specific to the functions over which he or she has primary responsibility.  Therefore, for example, an executive in charge of marketing would have different personal objectives than our general counsel.  The nature of personal objectives may be wide ranging, from easily quantifiable goals to much more subjective goals.  Typically, each executive officer has several personal objectives for each year.

After the end of each fiscal year, the Chief Executive Officer completes a performance evaluation for each executive officer (including herself), which includes an evaluation of performance against personal objectives.  Based on these evaluations, the Chief Executive Officer makes a recommendation on the portion of the cash incentive tied to personal objectives that each executive officer should receive.  The evaluations and recommendations are then provided to and discussed with the Compensation Committee, which makes the final determination of the portion of the cash incentive tied to personal objectives that each executive officer will receive.

 Because each executive officer typically has one or more personal objectives that are not easily quantifiable, the Compensation Committee has significant discretion in determining the extent to which an executive officer has achieved his or her personal objectives.  The Compensation Committee has additional discretion due to the fact that there is no pre-determined formula that ties an executive officer’s performance against personal objectives to a specific cash incentive level.  In addition, the Compensation Committee may exercise discretion in determining the portion of the cash incentive tied to personal objectives that an executive officer will receive, notwithstanding its evaluation of such executive officer’s performance against his or her personal objectives.

In the aggregate under the 2009 annual cash incentive program, assuming that threshold levels were achieved with respect to each company performance goal, the Chief Executive Officer had the opportunity to earn from 24.3% to 145.2% of her base salary under the 2009 annual cash incentive program, the Executive Vice Presidents had the opportunity to earn from 21.4% to 128.0% and the Senior Vice Presidents had the opportunity to earn from 15.4% to 91.2% of their respective base salaries under the 2009 annual cash incentive program.  However, the officers were not guaranteed any cash incentive under this program.  For instance, an officer would have received no cash incentive if none of the threshold levels were achieved with respect to the performance goals and no amount was awarded for his or her performance against personal objectives.

2009 Earned Cash Incentive Compensation.  Each of the named executive officers set forth below earned the following amounts of annual cash incentive compensation based on 2009 performance:

Named Executive Officer	Cash Incentive Earned for 2009	Percentage of Base Salary for 2009
Sally Smith	$592,652	105.8%
Mary Twinem	$319,900	91.4%
James Schmidt	$275,030	93.2%
Judy Shoulak	$199,657	67.7%
Kathy Benning	$165,942	65.9%

Equity Incentive Compensation.  Long-term incentives are necessary to retain and motivate executive officers to achieve the long-term interests of our shareholders.  For the last several years, we have used the award of performance-based restricted stock units as the way to achieve this goal; in 2008, the Compensation Committee approved the addition of time-vested stock options, which were again approved for 2009.  We believe that the combination of cash and equity incentives is appropriate given that the cash elements of incentive compensation emphasize short-term or annual performance, and that equity elements of incentive compensation emphasize long-term performance.  Although the equity grants may accumulate value over time, we believe that the expected benefit to us and our shareholders outweighs the cost. The reward is an appropriate motivational tool and is necessary to retain critical team members in our high-growth company.

The stock options represent approximately 25% of the grant date value of the equity component of incentive compensation assuming target level performance under the restricted stock unit portion of the program.  The Compensation Committee used its discretion when determining the weight of each component of the equity incentive compensation in 2009 but, in doing so, considered past practice, competitive information, our principles and goals, and accumulated value of executives’ equity.  The weight of each component of the equity incentive compensation in 2009 remained unchanged from 2008.

Restricted Stock Units.   Our Chief Executive Officer, Executive Vice Presidents, and Senior Vice Presidents receive annual grants of restricted stock units subject to certain vesting restrictions, based on a percentage of the executive officer’s base salary.  The number of restricted stock units awarded to each executive officer in 2009 is equal to the executive’s base salary multiplied by a percentage (180% for our Chief Executive Officer, 150% for our Executive Vice Presidents and 120% for our Senior Vice Presidents) divided by the closing price of our stock at the end of fiscal 2008.  For example, Sally Smith’s 2009 base salary was $560,000, and the closing price of our stock on the last trading day of fiscal 2008 was $24.72 per share, which resulted in a grant of 40,777 restricted stock units at the beginning of fiscal 2009.

Restricted stock units granted in 2007 vested in one-third increments based upon achievement of annual net income targets set by the Board of Directors.  The Board of Directors sets the annual net income target for purposes of restricted stock unit vesting at 95% of the net income target in the budget as adopted by the Board of Directors, which budget generally requires a high level of performance. The Company achieved net income targets through each year of the program; therefore all shares of the 2007 grant vested.

For 2008 grants, the executive officers have an opportunity to earn a range of restricted stock units based upon the company achieving net income goals within a range, rather than the all-or-nothing vesting under our programs for prior years. In addition, the net income targets include three-year cumulative goals rather than being limited to annual targets as in prior years. The restricted stock units under the 2008 program vest over a three-year performance period based upon achievement of these cumulative net income goals, which were established at the time of the original grant.  For example, if, during the first fiscal year, the company achieves at least the threshold goal, a portion of the restricted stock units will vest.  If, after the second fiscal year, the company achieves at least its threshold cumulative net income goal for fiscal years one and two of the performance period, additional restricted stock units will vest. If, after the third fiscal year, the company achieves at least its threshold cumulative net income goal for fiscal years one, two, and three of the performance period additional restricted stock units will vest.  Any units not earned in year one or two of the performance period are eligible to vest in future year(s), provided that the cumulative goals are met.  Any restricted stock units not earned by the end of the three-year performance period are forfeited.

For 2009, restricted stock units were granted on the basis of a three-year cliff vest, based on a three-year cumulative net income goal.  The stock units will not vest until the end of the third fiscal year.  Any restricted stock units not earned by the end of the three-year performance period are forfeited.

Stock Options.   In 2008 and 2009, our Chief Executive Officer, Executive Vice Presidents, and Senior Vice Presidents received grants of seven-year stock options, which vest 25% on the last day of the fiscal year starting with the year of grant.  The grants were based on a percentage of the executive officer’s base salary.  The number of shares underlying stock options awarded to each executive officer in 2009 is equal to the executive’s base salary multiplied by a percentage (30% for our Chief Executive Officer, 25% for our Executive Vice Presidents and 20% for our Senior Vice Presidents) divided by an option value of $12.39, the Black-Scholes-Merton value based upon our year-end stock price.  For example, Sally Smith’s 2009 base salary of $560,000 was multiplied by 30% and divided by $12.39, resulting in the grant of an option to purchase 13,559 at $31.00 per share, the closing price of our stock on the date of grant.

Other Benefits.

Deferred Compensation Program.  We contribute an amount equal to a percentage of the executive officers’ annual base salary to our nonqualified deferred compensation plan (the “Deferred Compensation Plan”).  The Deferred Compensation Plan is an unfunded plan maintained to provide additional retirement benefits to the eligible employees as an executive retention tool.  We make contributions to the Deferred Compensation Plan in an aggregate annual amount equal to 12.5% of base pay for the Chief Executive Officer and each of the Executive Vice Presidents.  Our annual contribution for each of the other executive officers is equal to 10% of base pay.

Participants self-direct the investment of their contributions in funds that are similar to the funds offered by our 401(k) Plan.  The earnings or losses represent the general market earnings of investment elections made by each named executive officer.

Benefits under the Deferred Compensation Plan vest over five years from date of hire.  If an executive terminates employment with us and accepts employment with a competitor, the vesting schedule lengthens to ten years from the date of hire.  Participants may receive distributions from the Deferred Compensation Plan as a lump sum payment or in annual installments.

The Deferred Compensation Plan permits participants to defer up to 100% of compensation, including salary, cash incentive payments, and restricted stock unit grants.  In 2009, five executives elected to defer a portion of their compensation.

Perquisites.  We provide our executive officers and certain other key employees with perquisites that we believe are reasonable and consistent with our overall compensation program.  The provision of perquisites creates business advantages for us, such as the attraction and retention of highly qualified employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.  The Committee has not done a specific analysis of perquisites provided by the company’s peers but has relied on Mr. Delves and outside counsel for guidance, and the Committee has concluded that the perquisites provided to the executives are modest.

We provide the personal benefits described below, which are quantified in the column “All Other Compensation” of the “Summary Compensation Table” on page 19:

•	We provide and maintain a company-owned vehicle for the Chief Executive Officer and Chief Financial Officer, and the other executive officers receive a $500 per month vehicle allowance.

•
In addition to benefits available to all employees under company-wide health, dental, and life insurance plans, we provide the executive officers with supplemental medical reimbursement insurance and supplemental life insurance equal to three times the executive’s base salary in 2008.  The supplemental life insurance policies have a fixed value for the life of the policy, and will not be increased for subsequent salary adjustments.

•	In August 2009, the Compensation Committee approved the addition of personal financial management services for the Chief Executive Officer and the Executive Vice Presidents.

•
In addition to benefits available to employees under company-wide short- and long-term disability insurance plans, we also provide the executive officers with supplemental long-term disability insurance.  If an executive officer becomes totally disabled for more than thirteen weeks, the supplemental disability insurance will provide monthly income to that person until the earlier of their recovery or their sixty-fifth birthday.  Benefits are equal to 70% of the executive officer’s monthly base salary.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the company during fiscal year 2009 or in any prior year, and no member of the Committee had a relationship which would require disclosure under Item 404(a) of Regulation S-K.  There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the equity plan, and other management incentive, benefit, and perquisite programs.  Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation.  With this in mind, the Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” found on pages 11-19 of this Proxy Statement.  The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation.  The Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee
Michael P. Johnson, Chair
Dale M. Applequist
J. Oliver Maggard
James M. Damian

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued during our last three fiscal years to the Chief Executive Officer, Chief Financial Officer and the other three highest paid executive officers based on total compensation, excluding deferred compensation earnings, which was earned or accrued for fiscal year 2009.

We have entered into employment agreements with each of the named executive officers, which agreements are described below.  Any discretionary compensation payments to the named executive officers were made pursuant to the annual executive incentive program and are included below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sally J. Smith Chief Executive Officer and President	2009 2008 2007	$560,000 $535,000 $500,000	$632,044(6) $350,788(6) $499,974	$216,452 $137,362 --	$592,652(7) $454,212(8) $334,200	$291,746 -- $13,023	$120,377 $115,959 $111,820	$2,413,355 $1,593,321 $1,459,017
Mary J. Twinem Executive VP and Chief Financial Officer	2009 2008 2007	$350,000 $335,000 $315,000	$327,809(6) $219,658 (6) $314,997	$112,658 $86,016 --	$319,900(7) $284,419(8) $210,546	$64,917 -- $11,358	$82,094 $76,062 $70,609	$1,257,136 $1,001,155 $922,510
James M. Schmidt Executive VP, General Counsel and Secretary	2009 2008 2007	$295,000 $270,000 $235,000	$276,287(6) $177,033(6) $234,984	$94,950 $69,327 --	$275,030 $229,234 $157,074	$38,309 -- $5,296	$66,048 $55,608 $49,317	$1,045,674 $801,202 $681,671
Judith A. Shoulak Senior VP, Operations	2009 2008 2007	$295,000 $270,000 $255,000	$221,029(6) $141,630(6) $204,022	$75,967 $55,462 --	$199,657(7) $166,590(8) $123,930	$44,919 -- $8,440	$50,925 $47,530 $48,895	$887,497 $681,212 $640,287
Kathleen M. Benning Senior VP, Marketing and Brand Development	2009 2008 2007	$252,000 $243,000 $224,000	$188,816(6) $127,469(6) $179,178	$64,896 $49,914 --	$165,942 $149,931 $108,864	$44,027 -- $6,320	$41,266 $40,909 $37,810	$756,947 $611,223 $556,172
____________________
(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for restricted stock unit awards that we have made pursuant to our 2003 Equity Incentive Plan. For a discussion of our valuation assumptions for 2009, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2009 filed with the Securities and Exchange Commission. See “Option Exercises and Stock Vested” table for shares and value realized by each named executive officer, and the “Grants of Plan Based Awards” table for more information regarding the restricted stock unit awards we granted in 2009. For a discussion of our valuation assumptions for 2008 and 2007, see footnote 1(w) to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 28, 2008  and December 30, 2007, respectively, filed with the Securities and Exchange Commission.

(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for stock option awards that we have made pursuant to our 2003 Equity Incentive Plan.  No options were granted in fiscal year 2007. For a discussion of our valuation assumptions for 2009, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2009 filed with the Securities and Exchange Commission. For a discussion of our valuation assumptions for 2008 and 2007, see footnote 1(w) to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 28, 2008 and December 30, 2007 respectively, filed with the Securities and Exchange Commission.

(3)
The amounts represent cash incentive awards made pursuant to our 2007, 2008 and 2009 annual cash incentive programs. Our 2009 annual cash incentive program is discussed in further detail in the “Compensation Discussion and Analysis” under “Annual Cash Incentive Compensation” on page 14.  Although the performance conditions for these awards were satisfied in the year listed, pursuant to the terms of the annual cash incentive programs, executives did not receive payment until the following year.  Therefore, the 2007 award was paid on March 7, 2008, the 2008 award was paid on February 27, 2009, and the 2009 award was paid on February 26, 2010.

(4)
Contributions to the Deferred Compensation Plan are invested as directed by participants in funds similar to those offered by our 401(k) Plan. Because earnings are calculated in the same manner and at the same rate as earnings on investments in our 401(k) Plan, participants are not entitled to interest or other payments that would be deemed above-market. Amounts shown for 2009 and 2007 reflect the total earnings on nonqualified deferred compensation and are included because our Deferred Compensation Plan is only available to officers and may be deemed to be preferential. Total earnings for 2008 were negative and therefore are not shown in this table. For further details, see “Compensation Discussion and Analysis” under “Other Benefits” on page 18 and the discussion on page 23 entitled “Nonqualified Deferred Compensation."

(5)	All other annual compensation for fiscal year 2009 consists of the items set forth in the table below:

	Auto Lease/ Allowance(a)	Executive Medical Plan Reimburse-ment(b)	Executive Long-Term Disability Premiums	Executive Life Insurance Premiums	Contribution to 401(k) Plan	Deferred Compensation Plan Accrual(c)	Financial Management Services
Sally J. Smith	$24,532	$5,543	$4,330	$1,256	$9,800	$70,000	$5,000
Mary J. Twinem	$15,844	$5,308	$2,330	$1,070	$9,800	$43,750	$3,750
James M. Schmidt	$6,000	$5,550	$2,643	$1,480	$9,800	$36,875	$3,750
Judith A. Shoulak	$6,000	--	$1,644	$3,981	$9,800	$29,500	--
Kathleen M. Benning	$6,000	--	--	$266	$9,800	$25,200	--
__________________

(a)
The amounts shown for Ms. Smith and Ms. Twinem cover the lease of an automobile and $7,000 for maintenance of such automobile; the amounts shown for all other named executive officers represent an automobile allowance.

(b)	Includes 11% administrative fee paid on behalf of officer.
(c)
These amounts were contributed by us for the officers’ account and exclude investment earnings (losses) on individual deferred compensation investment account.  The deferred compensation vests on the basis of 20% for each year of service with Buffalo Wild Wings. Each of the named officers is fully vested.

(6)
For restricted stock units granted in 2009 and 2008 under our 2003 Equity Incentive Plan, 50% of the restricted stock units will vest if the company achieves target performance, and the remaining 50% will vest if the company performs at maximum.  At the time of the grants, we deemed achievement of target probable, and therefore only 50% of the aggregate grant date value of the 2008 and 2009 awards is reflected in the Summary Compensation Table.  If the company achieves maximum performance, the aggregate grant date value for the 2009 grant that will vest is as follows:  Ms. Smith, $1,264,087; Ms. Twinem, $655,617; Mr. Schmidt, $552,573; Ms. Shoulak, $442,058; Ms. Benning, $377,633.  If the company achieves maximum performance, the aggregate grant date value for the 2008 grant that will vest is as follows: Ms. Smith, $701,576; Ms. Twinem, $439,315; Mr. Schmidt, $354,065, Ms. Shoulak, $283,260; Ms. Benning $254,938.

(8)	The value represented for the 2009 annual cash incentive award includes amounts deferred by each executive in the following amounts: Ms. Smith, $296,576; Ms. Twinem, $159,950; Ms. Shoulak, $19,965.
(9)	The value represented for the 2008 annual cash incentive award includes amounts deferred by each executive in the following amounts: Ms. Smith, $227,106; Ms. Twinem, $262,500; Ms. Shoulak, $17,819.

Employment Agreements

On September 16, 2008, we entered into amended and restated employment agreements with each of our executive officers, including the named executive officers.  The initial term of the agreements ended on December 27, 2009, the last day of our 2009 fiscal year.  The agreements provide for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice.  The agreements provide for a base salary to be determined by the Board, or the Compensation Committee, on an annual basis.  The base salaries for fiscal year 2009 are set forth in the table above.  The current fiscal 2010 base salaries are $560,000 for Ms. Smith, $360,000 for Ms. Twinem, $320,000 for Mr. Schmidt, $320,000 for Ms. Shoulak, and $260,000 for Ms. Benning.

As provided in the employment agreements, the officers agree to maintain confidentiality, not compete with us during employment and for one year following employment, and not hire or solicit anyone affiliated with us in any way.  The agreements provide for severance arrangements under certain terminations.  See “Potential Payments Upon Termination or Change in Control” on page 22 for further information with respect to these termination provisions.

Grants of Plan-Based Awards

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sally J. Smith	N/A 03/02/09 03/02/09	$145,600 -- --	$476,000 -- --	$813,120 -- --	-- 15,291 --	-- 20,388 --	-- 40,777 --	-- -- 13,559	-- -- $31.00	-- $1,264,087 $216,452
Mary J. Twinem	N/A 03/01/09 03/01/09	$80,500 -- --	$262,500 -- --	$448,000 -- --	-- 7,964 --	-- 10,619 --	-- 21,238 --	-- -- 7,062	-- -- $30.87	-- $655,617 $112,658
James M. Schmidt	N/A 03/01/09 03/01/09	$67,850 — --	$221,250 -- --	$377,600 -- --	-- 6,712 --	-- 8,950 --	-- 17,900 --	-- -- 5,952	-- -- $30.87	-- $552,573 $94,950
Judith A. Shoulak	N/A 03/01/09 03/01/09	$50,740 -- --	$161,070 -- --	$269,040 -- --	— 5,370 --	-- 7,160 --	-- 14,320 --	-- -- 4,762	-- -- $30.87	-- $442,058 $75,967
Kathleen M. Benning	N/A 03/01/09 03/01/09	$43,344 -- --	$137,592 -- --	$229,824 -- --	-- 4,587 --	-- 6,116 --	-- 12,233 --	-- -- 4,068	-- -- $30.87	-- $377,633 $64,896
___________________
(1)
These columns show the range of payouts for fiscal 2009 performance under our executive incentive plan as described in the section titled “Annual Cash Incentive Compensation” in the “Compensation Discussion and Analysis” on page 14.  The cash incentive payments for 2009 performance have been made based on the metrics described and are shown in the column “Non-equity Incentive Plan Compensation” of the “Summary Compensation Table” on page 19.

(2)
Reflects long-term incentive awards in the form of performance-based restricted stock units granted to each named executive officer on March 1, 2009 (March 2, 2009 for Ms. Smith’s grants) in accordance with our 2003 Equity Incentive Plan and pursuant to our 2009 equity incentive program described in the “Compensation Discussion and Analysis” under “Equity Incentive Compensation” on page 16.

(3)
The amounts represent stock options granted to each named executive officer on March 1, 2009 (March 2, 2009 for Ms. Smith’s grants) in accordance with our 2003 Equity Incentive Plan and pursuant to our 2009 equity incentive program described in the “Compensation Discussion and Analysis” under “Equity Incentive Compensation” on page 16.  The options vest ratably over a four-year period, and they expire on December 27, 2015.

(4)
The amounts represent the grant date fair value of long-term incentive awards in the form of performance-based restricted stock units computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Securities and Exchange Commission.  We estimated the fair value of option awards on the grant date using the Black-Scholes-Merton option valuation model.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Sally J. Smith	14,554	--	$3.75	05/23/11	58,554	$2,513,138
	6,000	--	$9.075	05/28/13	--	--
	6,374	6,376	$24.96	12/28/14	--	--
	659	4,541	$31.00	12/27/15	--	--
	2,730	5,629	$31.00	12/27/15	--	--

Mary J. Twinem	3,992	3,992	$24.96	12/28/14	32,370	$1,389,320
	1,625	5,016	$30.87	12/27/15	--	--
	140	281	$30.87	12/27/15	--	--

James M. Schmidt	800	--	$9.075	05/28/13	26,872	$1,153,346
	3,217	3,218	$24.96	12/28/14	--	--
	1,488	4,464	$30.87	12/27/15	--	--

Judith A. Shoulak	5,000	--	$3.75	10/15/11	21,498	$922,694
	750	--	$5.625	03/01/12	--	--
	3,200	--	$9.075	05/28/13	--	--
	2,574	2,574	$24.96	12/28/14	--	--
	1,190	3,572	$30.87	12/27/15

Kathleen M. Benning	6,000	--	$5.625	03/01/12	18,693	$802,304
	3,200	--	$9.075	05/28/13	--	--
	2,316	2,317	$24.96	12/28/14	--	--
	1,017	3,051	$30.87	12/27/15	--	--
__________________
(1)	The total options were granted in each year vest to the extent of 25% of the total granted shares on the last day of each fiscal year beginning with the grant date year.
(2)	Represents the maximum number of shares of Common Stock that an officer would receive under the performance-based restricted stock units awarded as follows:

Name	Grant Date	Units	Vest on 12/26/10(a)	Vest on 12/25/11(a)

Sally J. Smith
	02/17/08	17,777	17,777	--
	03/02/09	40,777	--	40,777

Mary J. Twinem
	02/17/08	11,132	11,132	--
	03/01/09	21,238	--	21,238

James M. Schmidt
	02/17/08	8,972	8,972	--
	03/01/09	17,900	--	17,900

Judith A. Shoulak
	02/17/08	7,178	7,178	--
	03/01/09	14,320	--	14,320

Kathleen M. Benning
	02/17/08	6,460	6,460	--
	03/01/09	12,233	--	12,233

(a)
The vesting is subject to certain performance targets being attained; therefore, the number of shares vesting may be less.  For more information on the vesting conditions for the restricted stock unit awards, please see the discussion entitled “Equity Incentive Compensation” that is contained in the “Compensation Discussion and Analysis.”

(3)	The amounts reflect the value as calculated based on the closing price of our Common Stock on December 27, 2009 of $42.92.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)
Sally J. Smith	--	--	16,701		$716,807
Mary J. Twinem	--	--	10,482	(3)	--	(3)
James M. Schmidt	6,000	$230,100	8,219	(4)	--	(4)
Judith A. Shoulak	--	--	6,770		$290,568
Kathleen M. Benning	--	--	6,038		$259,151
__________________
(1)	Amounts reflect the difference between the exercise price of the stock option and the market price on the date of exercise.
(2)
The value realized reflects the market value of the stock on the date that the restricted stock units vested.  These shares represent performance awards granted on January 1, 2007 and February 17, 2008 that vested on December 27, 2009. The price of our Common Stock on December 27, 2009 was $42.92 per share.

(3)
Ms. Twinem deferred 100% of 10,482 restricted stock units that vested on December 27, 2009 Ms. Twinem will not realize any value of these restricted stock units until the distribution of her deferred compensation account (upon retirement or separation from the company).

(4)
Mr. Schmidt deferred 100% of 8,219 restricted stock units that vested on December 27, 2009 Mr. Schmidt will not realize any value of these restricted stock units until the distribution of his deferred compensation account (upon retirement or separation from the company).

Nonqualified Deferred Compensation

We contribute a percentage of the executive officers’ annual base salary to our nonqualified deferred compensation plan.  The amount of our contribution for each executive is based on a percentage of base salary, which for 2009 was 12.5% for Ms. Smith, Ms. Twinem, and Mr. Schmidt and 10% for the other named executive officers.

The Deferred Compensation Plan permits participants to defer up to 100% of compensation, including salary, bonus, and restricted stock grants.  All such contributions are immediately vested.

The company’s contributions, along with earnings, under the deferred compensation plan vest over five years from date of hire, except in the case of death, in which case a lump sum is paid to the beneficiaries.  If an executive terminates employment with us and accepts employment with a competitor, the vesting schedule lengthens to ten years from the date of hire.

The executives may receive distributions from the Deferred Compensation Plan as a lump sum payment or in annual installments.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($))(4)
Sally J. Smith	$507,106	$70,000	$291,746	--	$1,347,356
Mary J. Twinem	$526,726	$43,750	$64,917	--	$977,088
James M. Schmidt	--	$36,875	$38,309	--	$191,799
Judith A. Shoulak	$25,925	$29,500	$44,919	--	$215,740
Kathleen M. Benning	--	$25,200	$44,027	--	$215,698
__________________
(1)
Amounts are also reported as compensation for the named executive officers in the “Salary” column and, for Ms. Smith, Ms. Twinem and Ms. Shoulak, in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 19.  See footnote 5 below.

(2)	Amounts are also reported as compensation to the named executive officers in the “All Other Compensation” column of the “Summary Compensation Table” on page 19.
(3)
Contributions to the Deferred Compensation Plan are invested as directed by participants in funds similar to those offered by our 401(k) Plan. Because earnings are calculated in a similar manner and at a similar rate as earnings on investments in our 401(k) Plan, participants are not entitled to interest or other payments that would be deemed above market; however, we have historically included total earnings on nonqualified deferred compensation in prior years’ Summary Compensation Tables because our Deferred Compensation Plan is only available to officers and may be deemed to be preferential.

(4)
The balances in this column include deferrals for amounts which were reported as 2006, 2007 and 2008 compensation in the “All Other Compensation” column of the Summary Compensation Table for respective years as follows:

Name	2006	2007	2008
Sally J. Smith	$56,250	$62,500	$66,875
Mary J. Twinem	$35,000	$39,375	$41,875
James M. Schmidt	$21,500	$29,375	$33,750
Judith A. Shoulak	$23,000	$25,500	$27,000
Kathleen M. Benning	NA	$22,400	$24,300

(5)	The balances in this column include deferrals for amounts which were previously reported as 2008 compensation in the “Salary” column of the Summary Compensation Table for 2008 as follows:

Name	2008
Sally J. Smith	$220,800
Mary J. Twinem	$138,000
James M. Schmidt	--
Judith A. Shoulak	$3,741
Kathleen M. Benning	--

Potential Payments Upon Termination or Change in Control

As set forth under “Employment Agreements” on page 21, in September 2008, we amended and restated the employment agreements with each of our named executive officers.  According to these employment agreements and our incentive plans, the named executive officers would be entitled to payments and benefits upon certain terminations.    The employment agreements provide that, during the term of the agreement and for one year following termination of employment, the executives will not compete with us or solicit any of our employees or customers.  Upon termination for “cause” (as defined in the agreements) or resignation without “good reason” (as defined in the employment agreements), the named executive officers would not be entitled to any additional compensation or benefits, other than those earned or accrued but not yet paid at the date of termination, pursuant to the employment agreements.  The employment agreements provide for severance payments upon (i) the company’s failure to renew the agreement, (ii) resignation with “good reason,” and (iii) termination “without cause” consisting of the following:

•	Base salary at time of termination for 18 months;
•
Cash incentive payment based on actual performance and pro-rated for year of termination (the portion relating to individual objectives will be deemed to have been met at a level resulting in a payment of 50% of the award;

•	Health insurance (employer’s portion) for 18 months; and
•
If such resignation or termination occurs within one year of a change in control, vesting for the portion of the executive’s outstanding restricted stock units that would vest at the end of the current fiscal year would accelerate and the executive’s outstanding stock options would become fully exercisable for one year following termination.

Severance payments will be made in a lump sum in connection with a resignation or termination following a change of control; in all other instances of termination of employment, payments will be paid according to normal payroll practices.  Upon death or permanent disability, the portion of the executive’s outstanding restricted stock units that would vest at the end of the current fiscal year would accelerate and become payable and the outstanding stock options would be exercisable for one year to the extent such options were vested at the time of death or disability.  In addition, our deferred compensation plan provides that vesting would accelerate to 100% upon a change in control; however, the effect of this provision is limited because all of the current named executive officers are fully vested in such plan.  The named executive officers would have the right to receive benefits or payments under any plan to the extent vested upon any termination or resignation.  Assuming that the named executive officers’ employment terminated at the close of business on December 27, 2009, the named executive officers would have been entitled to the following payments and benefits:

	Company’s failure to renew agreement	Resignation without good reason; termination for cause	Resignation with good reason; termination without cause	Death or permanent disability	Within one year following a change in control with one of the following: resignation with good reason, termination without good reason or company’s failure to renew employment agreement
Sally J. Smith
• Salary	$840,000	--	$840,000	--	$840,000
• Accrued but unpaid bonus(1)	$529,622	$466,592	$529,622	$466,592	$529,622
• Unvested stock options(2)	--	--	--	--	$235,739
• Deferred compensation(3)	$415,992	$415,992	$415,992	$415,992	$415,992
• Health benefits(4)	$13,174	--	$13,174	--	$13,174
Totals	$1,798,788	$882,584	$1,798,788	$882,584	$2,034,527

	Company’s failure to renew agreement	Resignation without good reason; termination for cause	Resignation with good reason; termination without cause	Death or permanent disability	Within one year following a change in control with one of the following: resignation with good reason, termination without good reason or company’s failure to renew employment agreement
Mary J. Twinem
• Salary	$525,000	--	$525,000	--	$525,000
• Accrued but unpaid bonus(1)	$288,400	$256,900	$288,400	$256,900	$288,400
• Unvested stock options(2)	--	--	--	--	$135,525
• Deferred compensation(3)	$311,742	$311,742	$311,742	$311,742	$311,742
• Health benefits(4)	$13,174	--	$13,174	--	$13,174
Totals	$1,138,316	$568,642	$1,138,316	$568,642	$1,273,841

James M. Schmidt
• Salary	$442,500	--	$442,500	--	$442,500
• Accrued but unpaid bonus(1)	$245,780	$216,530	$245,780	$216,530	$245,780
• Unvested stock options (2)	--	--	--	--	$111,586
• Deferred compensation(3)	$191,799	$191,799	$191,799	$191,799	$191,799
• Health benefits(4)	$13,174	--	$13,174	--	$13,174
Totals	$893,253	$408,329	$893,253	$408,329	$1,004,839

Judith A. Shoulak
• Salary	$442,500	--	$442,500	--	$442,500
• Accrued but unpaid bonus(1)	$177,783	$155,908	$177,783	$155,908	$177,783
• Unvested stock options (2)	--	--	--	--	$$89,272
• Deferred compensation(3)	$176,961	$176,961	$176,961	$176,961	$176,961
• Health benefits(4)	$13,174	--	$13,174	--	$13,174
Totals	$810,418	$332,869	$810,418	$332,869	$899,690

Kathleen M. Benning
• Salary	$378,000	--	$378,000	--	$378,000
• Accrued but unpaid bonus(1)	$149,562	$133,182	$149,562	$133,182	$149,562
• Unvested stock options (2)	--	--	--	--	$78,378
• Deferred compensation(3)	$215,698	$215,698	$215,698	$215,698	$215,698
• Health benefits(4)	$4,099	--	$4,099	--	$4,099
Totals	$747,359	$348,880	$747,359	$348,880	$825,737
__________________
(1)
The amounts represent cash incentive awards made pursuant to our 2009 executive incentive program, which is discussed in further detail on page 14 under “Annual Cash Incentive Compensation” of the “Compensation Discussion and Analysis.”  For purposes of this presentation, it is assumed that the terminations occurred on the last day of the fiscal year, which is the date the incentive compensation based on company performance is deemed earned and accrued.  The earned bonus based on company performance would therefore be paid under all terminations.  If the resignation or termination occurred prior to the last day of the fiscal year, the executive would be entitled to a pro rata portion of the company-based incentive compensation for the year of termination and fifty percent (50%) of the incentive compensation relating to individual objectives in terminations other than upon (i) resignation without good reason, (ii) termination for cause, or (iii) death or disability, in which cases, no incentive compensation would be paid.  The amount of the severance payment relating to incentive compensation would be the same regardless of whether the resignation or termination occurred within one year of a change of control.

(2)
The amounts reflect the number of unvested stock options that would have vested upon the applicable triggering event held by each executive is equal to the December 27, 2009 closing stock price less the exercise price multiplied by the number of shares underlying the option.

(3)	All of the named executive officers are fully vested in the deferred compensation plan.
(4)	The amounts represent the employer’s portion of premiums for health insurance that would be paid if the executive pays his or her portion.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 27, 2009, our fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	630,003 (1)	$19.00 (2)	1,170,452 (3)
Equity compensation plans not approved by security holders	--	--	--
Total	630,003	$19.00	1,170,452

(1)	Includes 450,869 shares underlying restricted stock units that may be issued upon achievement of performance goals.
(2)	Weighted average exercise price of outstanding options excludes restricted stock units.
(3)	Includes 340,838 shares available for issuance under our Employee Stock Purchase Plan.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the forms received by us, we believe that, during fiscal year 2009, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy with respect to related party transactions, which policy sets out procedures pursuant to which related party transactions are reviewed and approved.  The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than five thousand dollars ($5,000) when aggregated with all similar transactions.  The Audit Committee is generally responsible for reviewing and assessing the adequacy of the policy and recommends to the Board revisions to such policy. The Audit Committee oversees administration of the policy. A related party transaction may be consummated if it is ratified or approved by the Audit Committee and it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or it is approved by the disinterested members of the Board of Directors.

Since the beginning of fiscal 2009, there have been no transactions or business relationships, other than as may be disclosed herein, between us and our executive officers, directors, director nominees, and affiliates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #2)

General

The Board of Directors recommends that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 26, 2010.  KPMG LLP has served as our accountants since 1994.  The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, and the Audit Committee would do so if it were in our best interest and the interest of our shareholders. KPMG LLP provided services in connection with the audit of our financial statements for the year ended December 27, 2009, and consultation on matters relating to accounting and financial reporting.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Audit Fees

We paid the following fees to KPMG LLP for fiscal years 2008 and 2009:

	2008	2009
Audit Fees	$424,000	$433,000
Audit-Related Fees	66,500	30,000
Tax Fees	--	--
All Other Fees	--	--
	$490,500	$463,000

Audit fees consist of fees billed or estimated to be billed to KPMG LLP for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Audit-related fees consist of fees billed for services in connection with the audit of our employee benefit plan and National Advertising Fund as well as other services that are related to the performance of the audit of our financial statements and are not reported under Audit Fees.

The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining registered public accounting firm’s independence.

Pre-Approval of Audit Fees

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Buffalo Wild Wings by its independent registered public accounting firm or any other auditing or accounting firm.  100% of the services provided by KPMG LLP for the company during fiscal years 2008 and 2009 were pre-approved by the Audit Committee.

Report of Audit Committee

The Board of Directors maintains an Audit Committee comprised of three of our outside directors.  The Audit Committee’s current member composition satisfies the Nasdaq rule that governs audit committees, Rule 5605(c), including the requirement that audit committee members all be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2).

In accordance with its written charter adopted by the Board of Directors, which is available on Buffalo Wild Wings’ website at www.buffalowildwings.com, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices.  In performing its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited consolidated financial statements with management;

(2)	discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended; and

(3)
received and reviewed the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence.

Management has completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee met periodically, both independently and with management, to review and discuss our progress in complying with Section 404, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of the internal control financial reporting.   The Audit Committee also met periodically with KPMG LLP, our independent registered public accounting firm to discuss our internal controls and the status of our Section 404 compliance efforts.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting.  The Audit Committee continues to oversee our efforts related to our internal controls.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
J. Oliver Maggard, Chair
Robert W. MacDonald
James M. Damian

SHAREHOLDER PROPOSAL
(Proposal #3)

People for the Ethical Treatment of Animals (PETA), located at 501 Front Street, Norfolk, Virginia 23510, has advised us that they intend to present the following shareholder proposal at the Annual Meeting.  We have received verification from PETA’s broker indicating that PETA is the beneficial owner of 147 shares of our stock.

RESOLVED, that to advance the company’s financial interests and the welfare of chickens killed for its restaurants, shareholders encourage the board to require its suppliers to switch to controlled-atmosphere killing (CAK), a less cruel method of slaughter, within five years.

Supporting Statement
Buffalo Wild Wings’ suppliers’ current slaughter method is cruel and inefficient.  Consider the following:
•
All Buffalo Wild Wings’ chicken suppliers use electronic immobilization in their slaughterhouses.  This involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding hot water.

•
Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield.  They also peck and scratch at each other, which increases carcass contamination.

•	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.
•	Birds are often scalded to death in defeathering tanks. While this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.
•	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

CAK is better for the birds’ welfare and more efficient.  Consider the following benefits:
•	With CAK, chickens are placed in chambers while they are still in their transport crates. Their oxygen is then replaced with nonpoisonous gasses, putting them “to sleep.”
•
Every published report on CAK and numerous meat-industry scientific advisors – including Drs. Temple Grandin, Mohan Raj, and Ian Duncan – have concluded that it is superior to electric immobilization with regard to animal welfare.

•
Because there is no live shackling or live scalding, product quality and yield are greatly improved and contamination is drastically decreased.  The manager of a CAK turkey plant in Ohio told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.”

•
Because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated.  The turnover rate at a Nebraska poultry plant dropped by 75 percent after it installed a CAK system.  “Before … every week there was a new person.  Now it’s turned into one of the nicer jobs in the plant,“ said the owner.

The following Buffalo Wild Wings’ competitors are moving toward CAK:
•	Burger King, Popeye’s, Wendy’s, Hardee’s, and Carl’s Jr. give purchasing preference or consideration to chicken suppliers that use CAK.
•	KFCs in Canada, Ruby Tuesday, Quiznos, Kroger, A & P, Harris Teeter, and Winn-Dixie are already sourcing chickens or turkeys killed by CAK.

We urge shareholders to support this socially and ethically responsible resolution.

Management’s Statement in Opposition of the Proposal

Our Board of Directors recommends a vote AGAINST this shareholder proposal.

At Buffalo Wild Wings we provide a unique dining experience that includes serving high quality food that is safe for human consumption.  We focus on food safety and providing the best quality product to our customers when we select our suppliers.  We monitor the recommendations of the National Chicken Council, which released a statement in February, 2009 that said, “According to scientists, there is no advantage in terms of animal welfare” for one poultry processing system over another, and there is thus no proven reason to move away from conventional systems.  Based on this statement, we do not believe that it is appropriate, at this time, for us to specify which method our suppliers should use.  We believe that our suppliers meet or exceed all industry standards for the appropriate treatment and processing of poultry and livestock.

Additionally, there is a limited supply of fresh chicken wings available to us at a cost-effective price.  We do not believe that changing or giving purchasing preference to chicken suppliers that use alternative processing methods will advance the financial interests of Buffalo Wild Wings; to the contrary, we believe it may harm our financial interests.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER BUSINESS

Management knows of no other matters to be presented at the 2010 Annual Meeting.  If any other matter properly comes before the 2010 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the company and intended to be presented at the 2011 Annual Meeting must be received by us by December 4, 2010 to be included in our proxy statement and related proxy for the 2011 Annual Meeting.    We must receive any other shareholder proposals intended to be presented at the 2011 Annual Meeting not earlier than the close of business on January 6, 2011 and not later than the close of business on February 6, 2011.

ANNUAL REPORT

A copy of our Annual Report to Shareholders for the fiscal year ended December 27, 2009, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement.  No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

Upon written request of any shareholder as of March 12, 2010, we will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 27, 2009, including the financial statements and a list of exhibits to such Form 10-K.  We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance payment of reasonable fees.  Requests should be directed to James M. Schmidt, Executive VP, General Counsel and Secretary of Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416.  In addition, you may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 6, 2010	Sally J. Smith, President and Chief Executive Officer

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BUFFALO WILD WINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 6, 2010, 9:00 A.M. CENTRAL DAYLIGHT TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders:

The Notice, Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at:
http://proxy.buffalowildwings.com

The undersigned appoints Sally J. Smith and Mary J. Twinem, and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on March 12, 2010 at the Annual Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at 9:00 a.m. CDT on May 6, 2010, or at any adjournment thereof, at the SpringHill Suites Minneapolis West/St. Louis Park, 5901 Wayzata Blvd, Minneapolis, Minnesota 55416.

(Continued, and to be marked, dated and signed, on the other side)

BUFFALO WILD WINGS, INC.
5500 WAYZATA BOULEVARD, SUITE 1600
MINNEAPOLIS, MINNESOTA 55416

To Vote Your Proxy
Mark, sign and date your proxy card, detach it and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY-BUFFALO WILD WINGS, INC.
Please mark your votes like this [X]
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2
AND “AGAINST” PROPOSAL 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2:	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS:			2. RATIFY APPOINTMENT OF KPMG LLP	☐	☐	☐

SALLY J. SMITH DALE M. APPLEQUIST ROBERT W. MACDONALD WARREN E. MACK	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3:	FOR	AGAINST	ABSTAIN
J. OLIVER MAGGARD MICHAEL P. JOHNSON
JAMES M. DAMIAN			3. APPROVE SHAREHOLDER PROPOSAL SUBMITTED BY PETA.	☐	☐	☐

INSTRUCTION (To withhold authority to vote for any individual nominee, mark an X in “FOR” and strike a line through the nominee’s name in the list above)			4. In their discretion, the proxies are authorized to vote upon such other business as may properly came before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature _______________________________________________ Signature ______________________________________________ Date ___________________
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.